SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Nuveen Investments, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

On September 5, 2007, Nuveen Investments, Inc. issued the following press release with respect to a report by Institutional Shareholder Services, Inc., regarding the merger to be considered at the special meeting of stockholders to be held on September 18, 2007:

FOR IMMEDIATE RELEASE	Media Contact:
Chris Allen
312-917-8331
christopher.allen@nuveen.com

IR Contact:
Natalie Brown
312-917-8077
natalie.brown@nuveen.com

Nuveen Investments Announces Favorable ISS Recommendation
For Special Stockholder Vote On Proposed Acquisition

CHICAGO, September 5, 2007 – Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services to institutional and high net worth investors, today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, has recommended that JNC stockholders vote “FOR” the proposed merger agreement providing for the acquisition of Nuveen Investments by private equity investors led by Madison Dearborn Partners, LLC.

“We are pleased that Institutional Shareholder Services has recommended that JNC stockholders vote for the proposed transaction,” said John P. Amboian, CEO, Nuveen Investments.  “ISS’s recommendation is consistent with our board’s unanimous determination that the merger is in the best interests of Nuveen Investments and its stockholders.”

As previously announced, Nuveen Investments will hold a special meeting of stockholders on September 18, 2007.  At this meeting, stockholders will be asked to consider and vote upon (1) a proposal to adopt the merger agreement by and between Nuveen Investments, Windy City Investments, Inc., and a wholly owned subsidiary of Windy City Investments, thereby approving the merger of this subsidiary and Nuveen Investments, and (2) a proposal to approve the adjournment of the special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If the merger agreement is adopted and other conditions to the closing of the transaction are satisfied, Nuveen Investments will become an indirect wholly owned subsidiary of Windy City Investments and stockholders will be entitled to receive $65.00 in cash, without interest, for each share of Nuveen Investments common stock they own.

The Nuveen Investments Board of Directors has approved the merger agreement and recommends its approval by JNC stockholders.   Subject to the satisfaction of certain conditions, including stockholder approval, Nuveen Investments expects the transaction to close in the fourth quarter of 2007.

ABOUT NUVEEN INVESTMENTS

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high net worth investors as well as the consultants and financial advisors who serve them.  Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Nuveen, Santa Barbara, Tradewinds, Rittenhouse and Symphony.  Nuveen Investments also recently acquired Hyde Park Investment Strategies.  In total, the Company managed $172 billion in assets as of June 30, 2007.  Nuveen Investments is listed on the New York Stock Exchange and trades under the symbol “JNC.”

FORWARD-LOOKING STATEMENTS

Certain statements made by Nuveen Investments in this communication are forward-looking statements. The risks, uncertainties and assumptions involved in these forward-looking statements include, but are not limited to, the ability to obtain Nuveen Investments’ stockholder and regulatory approval, the ability to obtain fund and client consents, the effects of the substantial competition in the investment management business, including competition for access to brokerage firms’ retail distribution systems, Nuveen Investments’ reliance on revenues from investment management contracts which renew annually, regulatory developments, accounting pronouncements, and other additional risks and uncertainties as set forth in Nuveen Investments’ filings with the SEC.   Nuveen Investments undertakes no responsibility to update publicly or revise any forward-looking statements.

IMPORTANT LEGAL INFORMATION

Nuveen Investments has filed with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN INVESTMENTS, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement has been sent to holders of Nuveen Investments’ common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen Investments.

Investors can obtain the proxy statement and the other related documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the documents filed by Nuveen Investments with the SEC may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of the General Counsel.

Nuveen Investments, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen Investments’ common stock.  Information regarding Nuveen Investments’ directors and executive officers is available in the proxy statement filed with the SEC by Nuveen Investments on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.